Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Zumiez Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rate	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee

Equity	Common stock, no par value	Rule 457(c) and Rule 457(h)	1,503,815 (3)	$15.22	$22,880,545	$0.00011020	$2,521.44

Equity	Common stock, no par value	Rule 457(c) and Rule 457(h)	580,000 (4)	$15.22	$8,824,700	$0.00011020	$972.48

—	—	—	—				—

Total Offering Amounts					$31,705,245		$3,493.92

Total Fee Offsets							—

Net Fees Due							$3,493.92

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in respect of the securities registered by this Registration Statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $15.22, based on the average of the high and low sales prices of the registrant’s common stock on June 9, 2023 as reported on the Nasdaq Global Select Market.

(3)

Pursuant to this registration statement, Zumiez Inc., a Washington corporation (the “Registrant”), is registering 1,503,815 new shares of its common stock, no par value per share (the “Common Stock”) that may be issued to participants under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”). The Registrant previously filed its Registration Statement on Form S-8 (file No. 333-196347) with the Securities and Exchange Commission (the “Commission”) on May 29, 2014 (the “Prior Registration Statement”) with respect to shares of the Common Stock issuable under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”). Effective as of May 31, 2023 (the “Effective Date”) no further awards may be made under the 2014 Plan, including with respect to approximately 881,585 shares of Common Stock that remained available for issuance under the 2014 Plan as of the Effective Date. Pursuant to the Post-Effective Amendment No. 1 to the Prior Registration Statement filed concurrently with this registration statement, these shares are issuable under the 2023 Plan as of the Effective Date.

(4)

Represents 580,000 shares of Common Stock issuable under the 2023 Zumiez Inc. Employee Stock Purchase Plan, which was approved by the Registrant’s shareholders at its Annual Meeting of Shareholders on May 31, 2023.

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